Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. XXX-00000) pertaining to Axsys Technologies, Inc. Amended and Restated Long-Term Stock Incentive Plan of our reports dated February 16, 2007, with respect to the consolidated financial statements and schedule of Axsys Technologies, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2006, Axsys Technologies, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Axsys Technologies, Inc., filed with the Securities and Exchange Commission.

/s/ Ernst & Young, LLP

Hartford, Connecticut

October 22, 2007